Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruby Tuesday, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32697, 333-03165, 33-20585, 333-39321, 333-03157, 33-70490, 333-03153, 033-46218, 33-46220, 33-56452, 333-03155, 333-77965, 333-88879, 333-39231, 333-100738 and 333-122124) on Form S-8 and (No. 33-57159) on Form S-3 of Ruby Tuesday, Inc. of our reports dated August 3, 2007, with respect to the consolidated balance sheets of Ruby Tuesday, Inc. and subsidiaries as of June 5, 2007 and June 6, 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended June 5, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of June 5, 2007 and the effectiveness of internal control over financial reporting as of June 5, 2007, which reports appear in the June 5, 2007 annual report on Form 10-K of Ruby Tuesday, Inc. Our report with respect to the consolidated financial statements refers to changes in the method of accounting for share-based payments due to the adoption of the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, as of June 7, 2006 and for defined benefit pension and other postretirement plans due to the adoption of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132 (R), in 2007.

/s/ KPMG LLP

Louisville, Kentucky

August 3, 2007